Exhibit 99.2

ENDOCARE, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Total revenues	$7,830	$7,930	$16,007	$16,073
Costs and expenses:
Cost of revenues	2,101	2,347	4,436	4,852
Research and development	705	570	1,284	1,138
Selling and marketing	3,349	3,869	7,027	7,697
General and administrative	5,618	3,243	9,078	6,283
Total costs and expenses	11,773	10,029	21,825	19,970
Loss from operations	(3,943)	(2,099)	(5,818)	(3,897)
Interest income, net	(268)	67	(360)	176
Net loss	$(4,211)	$(2,032)	$(6,178)	$(3,721)
Net loss per share – basic and diluted	(0.34)	$(0.17)	(0.51)	$(0.32)
Weighted average shares of common stock outstanding	12,230	11,802	12,202	11,794

The accompanying notes are an integral part of these condensed consolidated financial statements.

1

ENDOCARE, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except per share data)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,566	$2,685
Accounts receivable, net	5,226	5,076
Inventories, net	2,342	2,559
Prepaid expenses and other current assets	464	518
Total current assets	9,598	10,838
Property and equipment, net	813	628
Intangibles, net	2,325	2,576
Other assets	72	75
Total assets	$12,808	$14,117
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,156	$3,638
Accrued compensation	2,565	1,955
Other accrued liabilities	4,926	3,007
Loan payable	3,730	1,880
Obligations under capital lease – current portion	28	26
Total current liabilities	14,405	10,506
Deferred compensation	241	77
Obligations under capital lease – less current portion	45	62
Common stock warrants	241	--
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000 shares authorized; none issued and
outstanding	--	--
Common stock, $0.001 par value; 50,000 shares authorized; 11,926,178 and
11,811,451 issued and outstanding as of June 30, 2009 and December 31, 2008,
respectively	12	12
Additional paid-in capital	202,214	201,632
Accumulated deficit	(204,350)	(198,172)
Total stockholders’ equity	(2,124)	3,472
Total liabilities and stockholders’ equity	$12,808	$14,117

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

ENDOCARE, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(6,178)	$(3,721)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory Reserve	37	--
Depreciation and amortization	457	503
Stock-based compensation	653	1,426
Interest Expense (net of interest income) on Common Stock Warrant	207	--

Changes in operating assets and liabilities:
Accounts receivable	(150)	(964)
Inventories	(208)	(459)
Prepaid expenses and other assets	57	(44)
Accounts payable	(482)	832
Accrued compensation	738	(1,797)
Other liabilities	1,919	(9)
Net cash used in operating activities	(2,950)	(4,233)

Cash flows from investing activities:
Collection of note receivable	--	1,560
Purchases of property and equipment	(4)	(48)
Net cash provided by (used in) investing activities	(4)	1,512

Cash flows from financing activities:
Payments under capital lease obligation	(15)	(12)
Borrowings on line of credit, net	1,850	--
Payroll tax on issuance of restricted stock	--	(175)
Net cash (used in) provided by financing activities	1,835	(187)
Net (decrease) increase in cash and cash equivalents	(1,119)	(2,908)
Cash and cash equivalents, beginning of period	2,685	7,712
Cash and cash equivalents, end of period	$1,566	$4,804

Non-cash activities:
Transfer of inventory to property and equipment for placement at customer sites.	$392	$248
Transfer of Cryocare Surgical Systems from property and equipment to inventory for
sale	$5	$54

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Tabular numbers in thousands, except per share data) (Unaudited)

1. Organization and Operations

Endocare, Inc. (“Endocare” or “we” or us”) is a medical device company focused on developing, manufacturing and selling cryoablation products which have the potential to assist physicians in improving and extending life by use in the treatment of cancer and other tumors. We were formed in 1990 as a research and development division of Medstone International, Inc. (“Medstone”), a manufacturer of shockwave lithotripsy equipment for the treatment of kidney stones. Following our incorporation under the laws of the state of Delaware in 1994, we became an independent, publicly-owned corporation upon Medstone’s distribution of our stock to the existing stockholders on January 1, 1996.

In accordance with the terms and conditions of the Merger Agreement, dated as of June 7, 2009 (the “HealthTronics Merger Agreement”), by and among Endocare, HealthTronics, Inc. (“HealthTronics”) and HT Acquisition, Inc., a wholly-owned subsidiary of HealthTronics (“Offeror”), on June 17, 2009, Offeror commenced an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share (“Common Stock”) of Endocare (the “Shares”) in which each validly tendered Share would be exchanged, at the election of the holder, for the following consideration: (i)$1.35 in cash, without interest (the “Cash Consideration”), or (ii) 0.7764 of a share of common stock of HealthTronics (the “Stock Consideration”), in each case subject to proration. The Offer and subsequent merger of Endocare into Offeror both closed on July 27, 2009. For additional information regarding the Offer and subsequent merger, see Note 10 – “Subsequent Events.”

During the six months ended June 30, 2009 and the year ended December 31, 2008, we incurred $2.9 million and $2.4 million respectively, in relation to potential strategic transactions including the proposed Merger. We estimate that $0.5 million in additional legal and accounting expenses will be incurred in 2009 to complete the Merger and we will pay total transaction fees currently estimated at approximately $0.5 million to our investment banker at closing. Expenditures related to the Merger are recorded as general and administrative expenses as incurred in accordance with Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations. Consummation of the Merger is expected to continue to require a significant use of cash including post-closing integration costs.

2. Basis of Presentation

Following the rules and regulations of the Securities and Exchange Commission (SEC), we have omitted footnote disclosures in this report that would substantially duplicate the disclosures contained in our annual audited financial statements. The accompanying condensed consolidated financial statements should be read together with the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K, filed with the SEC on March 30, 2009.

The accompanying condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring accruals, needed to present fairly the financial results for these interim periods. The condensed consolidated results of operations presented for the interim periods are not necessarily indicative of the results for a full year. All intercompany transactions and accounts have been eliminated in consolidation.

4

3. Bank Line of Credit

On October 26, 2005, we entered into a one-year credit facility with Silicon Valley Bank (the Lender), which initially provided up to $4.0 million in borrowings for working capital purposes in the form of a revolving line of credit and term loans (not to exceed $500,000). On May 26, 2009, the agreement was extended to expire on August 27, 2009. The terms of the agreement were modified to increase the maximum borrowing capacity from $4.0 million to $5.0 million, the tangible net worth covenant was replaced with a maximum net loss covenant, and the fee in the case of an early termination was increased from one percent to two percent of the maximum borrowing capacity under the credit facility.

As of June 30, 2009 and December 31, 2008, there was $3.7 million and $1.9 million respectively, outstanding on the line of credit. The weighted average interest rate at June 30, 2009 and December 31, 2008 was 4.91% and 6.60% respectively.

The agreement governing the credit facility contained various financial and operating covenants that imposed limitations on our ability, among other things, to incur additional indebtedness, merge or consolidate, sell assets except in the ordinary course of business, make certain investments, enter into leases and pay dividends without the consent of the Lender. The credit facility also included a subjective acceleration clause and a requirement to maintain a lock box with the Lender to which all collections were deposited. Under the subjective acceleration clause, the Lender may declare default and terminate the credit facility if it determined that a material adverse charge had occurred. If the aggregate outstanding advances plus reserves placed by the Lender against the loan availability exceeded 50 percent of the receivable borrowing base component as defined, or if a default occurred, all current and future lock box proceeds would be applied against the outstanding borrowings. Accordingly, all borrowings under the credit facility were classified as current liabilities. The credit facility also contained cross-default provisions, and as amended in May 2009, a maximum net loss requirement measured on a monthly basis. Net loss must be equal to or greater than negative $2.25 million for the three months ended June 30, 2009.

As of December 31, 2008 and January 31, 2009, we were not in compliance with the minimum net worth covenant in effect during these periods. Since the outstanding advances exceed 50 percent of the receivable borrowing base referred to above, beginning in March 2009, our lock-box proceeds had been applied daily to reduce the outstanding advances and we re-borrowed the amount subject to the lender’s approval.

As of June 30, 2009, we were not in compliance with the maximum net loss covenant. On July 27, 2009, we terminated the loan and security agreement with Silicon Valley Bank and, pursuant to the terms of the Healthtronics Merger Agreement, HealthTronics repaid all amounts due under such agreement as of the termination date, including a prepayment penalty of $100,000.

4. Capital Stock and Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the respective periods. Basic earnings per share also include contingently issuable shares (such as fully vested deferred and restricted stock units) as of the date all necessary conditions for issuance have been met. Diluted loss per share, calculated using the treasury stock method, gives effect to the potential dilution that could occur upon the exercise of certain stock options, warrants, deferred stock units and restricted stock units that were outstanding during the respective periods presented. For periods when we reported a net loss, these potentially dilutive common shares were excluded from the diluted loss per share calculation because they were anti-dilutive. The total number of shares excluded from the calculation of diluted net loss per share, prior to application of the treasury stock method for options and warrants was 3.0 million and 3.9 million for the six months ended June 30, 2009 and 2008, respectively.

5

Under the Company’s equity incentive plans, in the event of a change in control transaction (as defined), equity awards not assumed by the buyer or surviving company will automatically vest and be canceled if not exercised prior to the change in control event. Pursuant to the HealthTronics Merger Agreement, none of Endocare’s equity awards would be assumed by HealthTronics. Due to the significant decrease in the Company’s stock price, substantially all options and restricted stock units were not exercised and were canceled upon the HealthTronics merger in July 2009.

5. Common Stock Warrants

At June 30, 2009 and December 31, 2008, there were 1,383,750 common stock warrants outstanding, which would expire on May 1, 2010. These warrants were issued in conjunction with the private placement of our common stock on March 11, 2005. At June 30, 2009, 689,113 of the warrants were exercisable at $10.02 per share and 694,637 of the warrants were exercisable at $11.37 per share.

We adopted EITF Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock, as of January 1, 2009. The adoption of EITF 07-5 requires the warrants to be classified as a derivative liability until the earlier of the date the warrants are exercised or have expired. We remeasure the warrants’ fair value each quarter using the Black Scholes pricing model in connection with changes in the underlying stock price and other assumptions, with the change in value recorded as interest expense. During the six months ended June 30, 2009, we recorded $207,000 in interest expense relating to the increase in the value of the warrants. In conjunction with the merger with HealthTronics, we canceled substantially all of the warrants for cash payment of $0.10 per share in July 2009. The remaining warrants were assumed by HealthTronics.

6. Stock-Based Compensation

Our equity incentive programs include stock options, restricted stock units and deferred stock units. Some awards vest based on continuous service while others vest or vest on an accelerated basis based on performance conditions, such as profitability and sales goals. We account for equity awards in accordance with Statement of Financial Accounting Standards (SFAS) No. 123 (revised), Share-Based Payment (SFAS No. 123R), which requires measurement and recognition of compensation expense for all share-based awards made to employees and directors.

Under SFAS No. 123R, the fair value of share-based awards is estimated at grant date using an option pricing model, and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period. For awards that vest based on continuous service, we record compensation expense ratably over the service period from the date of grant. For performance-based awards, we begin recording compensation expense over the remaining service period when we determine that achievement is probable. Change in estimates as to the probability of vesting is recorded through cumulative catch-up adjustments when the assessment is made. Change in the estimated implicit service period is recorded prospectively over the adjusted vesting period. Since share-based compensation under SFAS No. 123R is recognized only for those awards that are ultimately expected to vest, we have applied an estimated forfeiture rate to unvested awards for the purpose of calculating compensation cost. These estimates will be revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. We use the Black-Scholes option-pricing model to estimate the fair value of share-based awards. The determination of fair value using the Black-Scholes option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors.

Net stock-based compensation expense recorded in the six months ended June 30, 2009 and 2008 was $0.7 million and $1.4 million, respectively. These amounts are primarily included in selling and marketing and general and administrative expenses.

6

7. Inventories

Inventories, consisting of raw materials, work-in-process and finished goods, are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Reserves for slow-moving and obsolete inventories are provided based on historical experience and product demand. We evaluate the adequacy of these reserves quarterly.

The following is a summary of inventories:

	June 30, 2009	December 31, 2009
Raw Materials	$1,391	$1,831
Work in process	330	119
Finished goods	944	1,096

Total inventories	2,665	3,046
Less: inventory reserve	(323)	(487)

Inventories, net	$2,342	$2,559

8. Commitments and Contingencies

On June 5, 2009, we sent notice to Galil Medical Ltd., an Israeli corporation (Galil) terminating the previously announced Agreement and Plan of Merger, dated November 10, 2008 (the “Galil Merger Agreement”), by and among Endocare, Orange Acquisitions Ltd. (“Orange Acquisitions”), a wholly owned subsidiary of Endocare, and Galil Medical Ltd., which provided for the merger of Orange Acquisitions with and into Galil (the “Galil Merger”) with Galil surviving the Galil Merger and becoming a wholly-owned subsidiary of Endocare. We terminated the Galil Merger Agreement as a result of the failure by the United States Federal Trade Commission to close its investigation into whether the Galil Merger violated certain U.S. antitrust laws, which caused certain conditions to closing of the Galil Merger to become incapable of fulfillment. Pursuant to the Galil Merger Agreement, each party had the unilateral right to terminate the Galil Merger Agreement under such circumstances. On June 9, 2009, Galil filed a lawsuit in the Court of Chancery of the State of Delaware against Endocare seeking enforcement of the Galil Merger Agreement and unspecified damages. As discussed in Note 10, the litigation was settled on July 7, 2009 for a payment of $1.75 million to Galil. At June 30, 2009, the settlement liability was included in other accrued liabilities. The advance did not affect the purchase price payable in the HealthTronics Offer.

In the normal course of business, we are subject to various other legal matters, which we believe will not individually or collectively have a material adverse effect on our consolidated financial condition, results of operations or cash flows. However, the results of litigation and claims cannot be predicted with certainty, and we cannot provide assurance that the outcome of various legal matters will not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

9. Income Taxes

We reported no income tax expense during the six months ended June 30, 2009 and 2008 due to our operating losses. Due to our history of operating losses, management has determined that it is more likely than not that our deferred tax assets will not be realized through future earnings. Accordingly, valuation allowances were recorded to fully reserve the deferred tax assets as of June 30, 2009 and December 31, 2008.

In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109, Accounting for Income Taxes (FIN 48), we had no unrecognized tax benefits as of June 30, 2009 and do not expect a material change in the next 12 months.

We recognize interest and penalties related to uncertain tax positions, if any, in income tax expense. The tax years 2005 through 2008 remain open to examination by the major taxing jurisdictions to which we are subject.

7

10. Subsequent Events

In accordance with the terms and conditions of the Merger Agreement, dated as of June 7, 2009 (the “HealthTronics Merger Agreement”), by and among Endocare, HealthTronics, Inc. (“HealthTronics”) and HT Acquisition, Inc., a wholly-owned subsidiary of HealthTronics (“Offeror”), on June 17, 2009, Offeror commenced an exchange offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share (“Common Stock”) of Endocare (the “Shares”) in which each validly tendered Share would be exchanged, at the election of the holder, for the following consideration: (i) $1.35 in cash, without interest (the “Cash Consideration”), or (ii) 0.7764 of a share of common stock of HealthTronics (the “Stock Consideration”), in each case subject to proration. The offer was consummated on July 27, 2009. Following consummation of the Offer, on July 27, 2009, Endocare was merged into Offeror pursuant to a “short-form” merger under Delaware law (the “Merger”).

The aggregate amount of cash paid for Shares exchanged pursuant to the Offer and Merger was approximately $4.2 million and the aggregate number of shares of HealthTronics common stock issued pursuant to the Offer and Merger was approximately 7.3 million shares. On July 7, 2009, Endocare, HealthTronics (Offeror) and Galil, entered into a settlement agreement whereby, among other matters, Galil agreed to dismiss the lawsuit Galil filed on June 9, 2009, in the Court of Chancery of the State of Delaware against Endocare and its wholly owned subsidiary, Orange Acquisitions Ltd., an Israeli corporation (“Orange Acquisitions”) (Civil Action No. 4655-CC), and fully released Endocare and HealthTronics from all claims related to the Galil Merger Agreement, the HealthTronics Merger Agreement, any other agreements related thereto, and any other transactions contemplated by the Galil Merger Agreement in exchange for a payment of $1.75 million (the “Settlement Payment”), payable on or before July 9, 2009. Pursuant to the HealthTronics Merger Agreement, the amount of the Settlement Payment was advanced by HealthTronics to Endocare in July 2009 and Endocare paid such amount to Galil.

As a result of the Merger and related transactions, Endocare requested that its Common Stock be withdrawn from listing on The NASDAQ Capital Market as of the close of business on July 27, 2009. The NASDAQ Stock Market, LLC (“NASDAQ”) filed with the SEC a Form 25 Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to delist and deregister the Common Stock. Upon the filing of the Form 25, the Common Stock was delisted from The NASDAQ Capital Market. On August 10, 2009, Endocare filed with the SEC a Form 15 under the Exchange Act relating to the Common Stock, which terminated and suspended Endocare’s reporting obligations under Sections 13 and 15(d) of the Exchange Act, respectively.

On July 27, 2009, in connection with the completion of the Offer, Endocare terminated its loan and security agreement with Silicon Valley Bank and, pursuant to the terms of the HealthTronics Merger Agreement, HealthTronics repaid all amounts due under such agreement as of the termination date, including a prepayment penalty of $100,000.

On July 27, 2009, in connection with the consummation of the Merger and Endocare merging into Offeror, Endocare executed a joinder agreement pursuant to which it joined the senior credit facility of HealthTronics as both a loan party and a guarantor. Accordingly, Endocare has become, along with HealthTronics and the other loan parties thereto, jointly and severally liable for all obligations under such credit facility.

8

11. Fair Value Measurement

We adopted the provisions of SFAS No. 157, Fair Value Measurements, effective January 1, 2008, for our financial assets and liabilities. Under this standard, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 until January 1, 2009, with respect to the fair value measurement requirements for non-financial assets and liabilities that are not re-measured on a recurring basis (at least annually). We adopted the provisions of SFAS No. 157 with respect to non-financial assets and liabilities that are not re-measured on a recurring basis on January 1, 2009. The adoption did not have a material impact on our condensed consolidated financial statements.

SFAS No. 157 establishes a three-level hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

The fair value hierarchy is broken down into three levels based on the source of inputs. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. We classify our money market funds as Level 1 assets. As of June 30, 2009 and December 31, 2009, we had $0 and $2.0 million in money market securities included in cash and cash equivalents. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable or can be corroborated, either directly or indirectly by observable market data. We classify our March 2005 Private Placement warrants as Level 2 liabilities. The fair value of our outstanding warrants was not significant at January 1, 2009 and was $241,000 at June 30, 2009. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. These include certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. We did not hold any Level 3 instruments at June 30, 2009 and December 31, 2008.

On January 1, 2008, we also adopted the provision of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), which allows an entity to voluntarily choose to measure many financial instruments and certain other items at fair value. Entities that choose the fair value option will recognize the unrealized gains and losses on items for which the fair value option was elected in earnings at each subsequent reporting date. We have chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with generally accepted accounting principles (GAAP).

9

12. New Pronouncements

In May 2009, the FASB issued Statement No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. SFAS No. 165 was effective for interim or annual financial periods ending after June 15, 2009. We adopted SFAS No. 165 during the second quarter of 2009 and its application did not affect our consolidated financial position, results of operations, or cash flows. We evaluated subsequent events through the date the accompanying financial statements were issued, which was October 9, 2009.

10